Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Kelly Pasterick	Libby Archell
(212) 836-2674	(212) 836-2719

Alcoa Earnings Rebound Over Prior Quarter on Higher Productivity, Improved Market Conditions

Record Results in Midstream and Downstream Businesses

1Q 2012 Highlights

•	Income from continuing operations of $94 million, or $0.09 per share; excluding special items, income from continuing operations of $105 million, or $0.10 per share

•	Revenue of $6.0 billion, up year-on-year despite 9 percent decline in realized aluminum prices

•	Record results in Global Rolled Products and Engineered Products and Solutions

•	Days working capital a record low for first quarter

•	Cash on hand of $1.7 billion

•	390,000 metric tons of alumina refining capacity being curtailed to improve competitive position

•	Company raises 2012 global growth forecast for the aerospace market 3 percentage points; reaffirms global aluminum demand growth projection of 7 percent and a global aluminum supply deficit in 2012

New York, Apr. 10, 2012 – Alcoa (NYSE:AA) today reported income from continuing operations of $94 million, or $0.09 per share, in first quarter 2012, a $287 million improvement over fourth quarter 2011, led by strong productivity growth and improved market conditions.

Excluding the impact of special items, income from continuing operations was $105 million, or $0.10 per share. Special items in first quarter 2012 included the negative impact of mark-to-market changes on certain energy contracts and restructuring charges primarily related to smelter curtailments.

First quarter 2012 income from continuing operations compares to fourth quarter 2011 loss from continuing operations of $193 million, or $0.18 per share, and first quarter 2011 income from continuing operations of $309 million, or $0.27 per share.

The improvement over fourth quarter 2011 results was driven by strong productivity improvements across all businesses, higher realized prices for aluminum, and improved volume and mix. These were offset somewhat by a lower realized alumina price and higher input costs.

“Performance rebounded strongly this quarter due to our proactive cash sustainability actions, our relentless focus on profitable growth, and stabilizing markets,” said Klaus Kleinfeld, Alcoa Chairman and Chief Executive Officer.

“We are successfully executing on our aggressive strategy to move down the cost curve in our upstream businesses, and drive to record profitability in our midstream and downstream businesses. Challenges remain in this economy, but we approach them better prepared than ever before.”

Alcoa recorded first quarter 2012 revenue of $6.0 billion, up slightly over fourth quarter 2011 and first quarter 2011. A 9 percent drop in the realized price of aluminum and a 13 percent drop in the realized price of alumina, year-on-year, were partially offset by higher third-party shipments in the upstream businesses, better volume and mix in the midstream business, and improved volume in the downstream business.

Alcoa recorded revenue growth in the first quarter across global end markets, including industrial products (14 percent), automotive (13 percent), packaging (11 percent), and commercial transportation (11 percent), compared to fourth quarter 2011. Compared to first quarter 2011, revenues were up in commercial transportation (32 percent), aerospace (15 percent), and automotive (7 percent), while revenues were down in industrial products (14 percent) and building and construction (5 percent).

Alcoa is raising its 2012 global growth forecast for the aerospace market 3 percentage points (13-14 percent), and expects global growth in the automotive (3-7 percent), commercial transportation (1-5 percent), packaging (2-3 percent), building and construction (2.5 - 3.5 percent), and industrial gas turbine (1-2 percent) markets.

Alcoa continues to project a global aluminum supply deficit in 2012 and reaffirmed its forecast that global aluminum demand would grow 7 percent in 2012, on top of the 10 percent growth seen in 2011.

First quarter 2012 net income was $94 million, or $0.09 per share, compared to a net loss of $191 million, or $0.18 per share, in fourth quarter 2011 and net income of $308 million, or $0.27 per share, in first quarter 2011. Adjusted EBITDA for the first quarter was $624 million, up 40 percent from fourth quarter 2011, and down 35 percent from first quarter 2011.

Profitability in Global Rolled Products rebounded in the first quarter despite continued European weakness, with adjusted EBITDA per metric ton an all-time high at $430, 83 percent higher than the 10-year average. Engineered Products and Solutions continued to turn in outstanding performance, with adjusted EBITDA margin of 19 percent, the highest on record.

Alcoa’s Cash Sustainability Program is on track to deliver against financial and operational targets in 2012. The Company achieved strong first quarter productivity growth across all businesses, driven by process improvements and procurement savings. Alcoa also achieved a record low in working capital for the first quarter at 32 days, seven days lower than the previous record set in 2011. Debt-to-capital ratio stood at 36 percent, while liquidity remained strong with cash on hand of $1.7 billion.

Capital spending was $270 million in the quarter, compared to $486 million in fourth quarter 2011. Expenditures on the Saudi Arabia joint venture project were also on track at $71 million. An investment in working capital to support growth in downstream end markets and increased cash pension contributions resulted in cash used in operations of $236 million, and negative free cash flow of $506 million.

As previously announced, Alcoa is curtailing 390,000 metric tons of its system refining capacity to improve the Company’s competitive position and to reflect updated internal demand following smelting curtailments announced earlier this year.

Combined with the curtailments and closures of high-cost smelting capacity, these actions will improve the competitiveness of Alcoa’s Primary Products business and help the Company meet its previously stated goal of moving down the cost curve 10 percentage points in smelting and 7 percentage points in refining by 2015.

Segment Information

Alumina

After-tax operating income (ATOI) was $35 million, down 75 percent compared to first quarter 2011 and a decrease of $90 million, or 72 percent from fourth quarter 2011. Adjusted EBITDA fell $82 million to $147 million, down 36 percent sequentially. First quarter results were impacted by pricing pressures and a weak U.S. dollar compared to fourth quarter 2011; however, productivity improvements were strong in the quarter, mitigating volume and cost headwinds.

Primary Metals

ATOI in the first quarter was $10 million, a decrease of $192 million from a year-ago quarter and an increase of $42 million from the fourth quarter of 2011. Adjusted EBITDA increased $63 million in first quarter 2012 to $134 million, an 89 percent sequential improvement. Third-party realized aluminum price showed a 2 percent sequential improvement on rising London Metal Exchange cash prices. Sequentially, strong productivity improvements and improving product mix more than offset cost headwinds for the quarter.

Global Rolled Products

Third-party revenue in the first quarter was $1.8 billion, down 2 percent from first quarter 2011 but up 9 percent sequentially. ATOI was a first quarter record at $96 million, up 19 percent over first quarter 2011 and $70 million better sequentially. Adjusted EBITDA per metric ton was an all-time quarterly record of $430, an increase of 17 percent from first quarter 2011 and 91 percent sequentially. The sequential improvement was primarily driven by solid productivity gains, favorable mix, and increased volumes.

Engineered Products and Solutions

Revenue for the first quarter was $1.4 billion, up 11 percent from first quarter 2011 and up 3 percent on a sequential basis. ATOI for the first quarter was $155 million, up $25 million, or 19 percent, from first quarter 2011 and up $33 million, or 27 percent, from fourth quarter 2011. Adjusted EBITDA margin rose in the first quarter, reaching a record level of 19 percent. Sequentially, improved ATOI was primarily the result of strong productivity gains and increased volume.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on April 10, 2012 to present the quarter results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world’s leading producer of primary aluminum and fabricated aluminum, as well as the world’s largest miner of bauxite and refiner of alumina. In addition to inventing the modern-day aluminum industry, Alcoa innovation has been behind major milestones in the aerospace, automotive, packaging, building and construction, commercial transportation, consumer electronics, and industrial markets over the past 120 years. Among the solutions Alcoa markets are flat-rolled products, hard alloy extrusions, and forgings, as well as Alcoa® wheels, fastening systems, precision and investment castings, and building systems in addition to its expertise in other light metals such as titanium and nickel-based superalloys. Sustainability is an integral part of Alcoa’s operating practices and the product design and engineering it provides to customers. Alcoa has been a member of the Dow Jones Sustainability Index for 10 consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 61,000 people in 31 countries across the world. More information can be found at www.alcoa.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “estimates,” “expects,” “forecasts,” “outlook,” “plans,” “predicts,” “projects,” “should,” “targets,” “will,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, forecasts concerning global demand for aluminum, end market conditions, growth opportunities for aluminum in automotive, aerospace and other applications, or other trend projections, targeted financial results or operating performance, and statements about Alcoa’s strategies, objectives, goals, targets, outlook, and business and financial prospects. Forward-looking statements are subject to a number of known and unknown risks, uncertainties, and other factors and are not guarantees of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum, alumina, and other products, and fluctuations in indexed-based and spot prices for alumina; (b) deterioration in global economic and financial market conditions generally; (c) unfavorable changes in the markets served by Alcoa, including automotive and commercial transportation, aerospace, building and construction, packaging, consumer electronics, and industrial gas turbine; (d) the impact of changes in foreign currency exchange rates on costs and results, particularly the Australian dollar, Brazilian real, Canadian dollar, euro, and Norwegian kroner; (e) increases in energy costs, including electricity, natural gas, and fuel oil, or the unavailability or interruption of energy supplies; (f) increases in the costs of other raw materials, including aluminum fluoride, caustic soda or carbon products; (g) Alcoa’s inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations (including moving its refining and smelting businesses down on the industry cost curves and increasing revenues in its Global Rolled Products and Engineered Products and Solutions segments), anticipated from its restructuring programs, productivity improvement, cash sustainability, and other initiatives; (h) Alcoa’s inability to realize expected benefits from newly constructed, expanded or acquired facilities or from international joint ventures as planned and by targeted completion dates, including the joint venture in Saudi Arabia or the upstream operations and investments in hydropower projects in Brazil; (i) political, economic, and regulatory risks in the countries in which Alcoa operates or sells products, including unfavorable changes in laws and governmental policies, civil unrest, and other events beyond Alcoa’s control; (j) the outcome of contingencies, including legal proceedings, government investigations, and environmental remediation; (k) the business or financial condition of key customers, suppliers, and business partners; (l) changes in tax rates or benefits; (m) adverse changes in discount rates or investment returns on pension assets; and (n) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2011 and other reports filed with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	March 31, 2011	December 31, 2011	March 31, 2012
Sales	$5,958	$5,989	$6,006

Cost of goods sold (exclusive of expenses below)	4,715	5,228	5,098
Selling, general administrative, and other expenses	245	268	241
Research and development expenses	43	48	43
Provision for depreciation, depletion, and amortization	361	367	369
Restructuring and other charges	6	232	10
Interest expense	111	125	123
Other income, net	(28)	(40)	(16)

Total costs and expenses	5,453	6,228	5,868

Income (loss) from continuing operations before income taxes	505	(239)	138
Provision (benefit) for income taxes	138	(74)	39

Income (loss) from continuing operations	367	(165)	99
(Loss) income from discontinued operations	(1)	2	—

Net income (loss)	366	(163)	99

Less: Net income attributable to noncontrolling interests	58	28	5

NET INCOME (LOSS) ATTRIBUTABLE TO ALCOA	$308	$(191)	$94

AMOUNTS ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Income (loss) from continuing operations	$309	$(193)	$94
(Loss) income from discontinued operations	(1)	2	—

Net income (loss)	$308	$(191)	$94

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
Income (loss) from continuing operations	$0.29	$(0.18)	$0.09
(Loss) income from discontinued operations	—	—	—

Net income (loss)	$0.29	$(0.18)	$0.09

Diluted:
Income (loss) from continuing operations	$0.27	$(0.18)	$0.09
(Loss) income from discontinued operations	—	—	—

Net income (loss)	$0.27	$(0.18)	$0.09

Average number of shares used to compute:
Basic earnings per common share	1,051,966,282	1,064,363,032	1,065,810,615
Diluted earnings per common share	1,152,509,018	1,064,363,032	1,164,213,063

Common stock outstanding at the end of the period	1,063,466,414	1,064,412,066	1,066,594,279

Shipments of aluminum products (metric tons)	1,212,000	1,280,000	1,295,000

Alcoa and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2011	March 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$1,939	$1,749
Receivables from customers, less allowances of $46 in 2011 and $45 in 2012	1,571	1,526
Other receivables	371	587
Inventories	2,899	3,097
Prepaid expenses and other current assets	933	924

Total current assets	7,713	7,883

Properties, plants, and equipment	37,820	38,429
Less: accumulated depreciation, depletion, and amortization	18,404	18,813

Properties, plants, and equipment, net	19,416	19,616

Goodwill	5,251	5,271
Investments	1,626	1,750
Deferred income taxes	3,546	3,615
Other noncurrent assets	2,568	2,568

Total assets	$40,120	$40,703

LIABILITIES
Current liabilities:
Short-term borrowings	$62	$722
Commercial paper	224	275
Accounts payable, trade	2,692	2,734
Accrued compensation and retirement costs	985	909
Taxes, including income taxes	438	479
Other current liabilities	1,167	1,045
Long-term debt due within one year	445	128

Total current liabilities	6,013	6,292

Long-term debt, less amount due within one year	8,640	8,618
Accrued pension benefits	3,261	3,059
Accrued other postretirement benefits	2,583	2,560
Other noncurrent liabilities and deferred credits	2,428	2,548

Total liabilities	22,925	23,077

EQUITY
Alcoa shareholders’ equity:
Preferred stock	55	55
Common stock	1,178	1,178
Additional capital	7,561	7,523
Retained earnings	11,629	11,690
Treasury stock, at cost	(3,952)	(3,898)
Accumulated other comprehensive loss	(2,627)	(2,406)

Total Alcoa shareholders’ equity	13,844	14,142

Noncontrolling interests	3,351	3,484

Total equity	17,195	17,626

Total liabilities and equity	$40,120	$40,703

Alcoa and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Three months ended March 31,
	2011 (a)	2012
CASH FROM OPERATIONS
Net income	$366	$99
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	361	369
Deferred income taxes	(119)	(100)
Equity income, net of dividends	(4)	(8)
Restructuring and other charges	6	10
Net loss from investing activities – asset sales	1	2
Loss from discontinued operations	1	—
Stock-based compensation	23	19
Excess tax benefits from stock-based payment arrangements	(5)	(1)
Other	6	19
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(406)	(139)
(Increase) in inventories	(356)	(153)
(Increase) decrease in prepaid expenses and other current assets	(71)	5
Increase in accounts payable, trade	111	3
(Decrease) in accrued expenses	(267)	(236)
Increase in taxes, including income taxes	133	41
Pension contributions	(31)	(213)
(Increase) in noncurrent assets	(60)	(39)
Increase in noncurrent liabilities	76	88
(Increase) in net assets held for sale	—	(2)

CASH USED FOR CONTINUING OPERATIONS	(235)	(236)
CASH USED FOR DISCONTINUED OPERATIONS	(1)	—

CASH USED FOR OPERATIONS	(236)	(236)

FINANCING ACTIVITIES
Net change in short-term borrowings (original maturities of three months or less)	129	(10)
Net change in commercial paper	—	51
Additions to debt (original maturities greater than three months)	5	730
Debt issuance costs	—	(3)
Payments on debt (original maturities greater than three months)	(33)	(414)
Proceeds from exercise of employee stock options	28	8
Excess tax benefits from stock-based payment arrangements	5	1
Dividends paid to shareholders	(33)	(33)
Distributions to noncontrolling interests	(97)	(26)
Contributions from noncontrolling interests	121	90

CASH PROVIDED FROM FINANCING ACTIVITIES	125	394

INVESTING ACTIVITIES
Capital expenditures	(204)	(270)
Acquisitions, net of cash acquired	(239)	—
Proceeds from the sale of assets and businesses	—	11
Additions to investments	(118)	(104)
Sales of investments	5	11
Other	4	2

CASH USED FOR INVESTING ACTIVITIES	(552)	(350)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	7	2

Net change in cash and cash equivalents	(656)	(190)
Cash and cash equivalents at beginning of year	1,543	1,939

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$887	$1,749

(a)	The Statement of Consolidated Cash Flows for the three months ended March 31, 2011 was revised to reflect the movement of the Global Foil business (one remaining plant located in Brazil) from held for sale classification in the fourth quarter of 2011. Management is no longer committed to a plan to sell the location and has refocused their efforts to drive higher profitability and is evaluating expanding the functionality of the plant so that it can manufacture certain products aimed at capturing new growth in Brazil.

Alcoa and subsidiaries

Segment Information (unaudited)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	1Q11	2Q11	3Q11	4Q11	2011	1Q12
Alumina:
Alumina production (kmt)	4,024	4,144	4,140	4,178	16,486	4,153
Third-party alumina shipments (kmt)	2,206	2,378	2,256	2,378	9,218	2,293
Third-party sales	$810	$926	$879	$847	$3,462	$775
Intersegment sales	$633	$723	$751	$620	$2,727	$617
Equity income (loss)	$3	$22	$2	$(2)	$25	$1
Depreciation, depletion, and amortization	$103	$112	$117	$112	$444	$114
Income taxes	$44	$60	$42	$33	$179	$(1)
After-tax operating income (ATOI)	$142	$186	$154	$125	$607	$35

Primary Metals:
Aluminum production (kmt)	904	945	964	962	3,775	951
Third-party aluminum shipments (kmt)	698	724	754	805	2,981	771
Alcoa’s average realized price per metric ton of aluminum	$2,682	$2,830	$2,689	$2,374	$2,636	$2,433
Third-party sales	$1,980	$2,145	$2,124	$1,991	$8,240	$1,944
Intersegment sales	$839	$922	$798	$633	$3,192	$761
Equity income (loss)	$1	$(1)	$(4)	$(3)	$(7)	$(2)
Depreciation, depletion, and amortization	$141	$142	$137	$136	$556	$135
Income taxes	$53	$55	$21	$(37)	$92	$(13)
ATOI	$202	$201	$110	$(32)	$481	$10

Global Rolled Products*:
Third-party aluminum shipments (kmt)	446	473	454	407	1,780	452
Third-party sales	$1,892	$2,085	$1,974	$1,691	$7,642	$1,845
Intersegment sales	$69	$62	$48	$39	$218	$44
Equity loss	$—	$—	$—	$(3)	$(3)	$(1)
Depreciation, depletion, and amortization	$58	$60	$61	$58	$237	$57
Income taxes	$33	$35	$26	$10	$104	$49
ATOI	$81	$99	$60	$26	$266	$96

Engineered Products and Solutions:
Third-party aluminum shipments (kmt)	55	57	56	53	221	58
Third-party sales	$1,247	$1,370	$1,373	$1,355	$5,345	$1,390
Equity income	$1	$—	$—	$—	$1	$—
Depreciation, depletion, and amortization	$38	$41	$40	$39	$158	$40
Income taxes	$62	$72	$67	$59	$260	$72
ATOI	$130	$149	$138	$122	$539	$155

Reconciliation of ATOI to consolidated net income (loss) attributable to Alcoa:
Total segment ATOI	$555	$635	$462	$241	$1,893	$296
Unallocated amounts (net of tax):
Impact of LIFO	(24)	(27)	2	11	(38)	—
Interest expense	(72)	(106)	(81)	(81)	(340)	(80)
Noncontrolling interests	(58)	(55)	(53)	(28)	(194)	(5)
Corporate expense	(67)	(76)	(76)	(71)	(290)	(64)
Restructuring and other charges	(6)	(22)	(7)	(161)	(196)	(7)
Discontinued operations	(1)	(4)	—	2	(3)	—
Other	(19)	(23)	(75)	(104)	(221)	(46)

Consolidated net income (loss) attributable to Alcoa	$308	$322	$172	$(191)	$611	$94

The difference between certain segment totals and consolidated amounts is in Corporate.

*	In the first quarter of 2012, Alcoa changed the name of the Flat-Rolled Products segment to the Global Rolled Products segment.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(dollars in millions)

Adjusted EBITDA Margin	Quarter ended
	March 31, 2011	December 31, 2011	March 31, 2012

Net income (loss) attributable to Alcoa	$308	$(191)	$94

Add:
Net income attributable to noncontrolling interests	58	28	5
Loss (income) from discontinued operations	1	(2)	—
Provision (benefit) for income taxes	138	(74)	39
Other income, net	(28)	(40)	(16)
Interest expense	111	125	123
Restructuring and other charges	6	232	10
Provision for depreciation, depletion, and amortization	361	367	369

Adjusted EBITDA	$955	$445	$624

Sales	$5,958	$5,989	$6,006

Adjusted EBITDA Margin	16.0%	7.4%	10.4%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Free Cash Flow	Quarter ended
	March 31, 2011	December 31, 2011	March 31, 2012

Cash from operations	$(236)	$1,142	$(236)

Capital expenditures	(204)	(486)	(270)

Free cash flow	$(440)	$656	$(506)

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Alcoa’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per-share amounts)

Adjusted Income	Quarter ended
	March 31, 2012
	Income	Diluted EPS

Net income attributable to Alcoa	$94	$0.09

Loss from discontinued operations	—

Income from continuing operations attributable to Alcoa	94	0.09

Restructuring and other charges	7

Discrete tax items	—

Other special items*	4

Income from continuing operations attributable to Alcoa – as adjusted	$105	0.10

Income from continuing operations attributable to Alcoa – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Income from continuing operations attributable to Alcoa determined under GAAP as well as Income from continuing operations attributable to Alcoa – as adjusted.

*	Other special items include a net unfavorable change in certain mark-to-market energy derivative contracts.

Days Working Capital	Quarter ended
	March 31, 2011	December 31, 2011	March 31, 2012

Receivables from customers, less allowances	$2,030	$1,571	$1,526
Add: Deferred purchase price receivable*	—	—	254

Receivables from customers, less allowances, as adjusted	2,030	1,571	1,780
Add: Inventories	3,018	2,899	3,097
Less: Accounts payable, trade	2,495	2,692	2,734

Working Capital	$2,553	$1,778	$2,143

Sales	$5,958	$5,989	$6,006

Days Working Capital	39	27	32

Days Working Capital = Working Capital divided by (Sales/number of days in the quarter).

*	On March 30, 2012, Alcoa finalized an arrangement with a financial institution to sell certain customer receivables on a recurring basis in exchange for cash and a deferred purchase price receivable. Under this arrangement, Alcoa sold $304 million of customer receivables in exchange for $50 million in cash and a $254 million deferred purchase price receivable. As a result, customer receivables as of March 31, 2012 were reduced by $304 million. Alcoa is adding back the $254 million for the purposes of the Days Working Capital calculation.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per metric ton amounts)

Segment Measures	Alumina		Primary Metals		Global Rolled Products			Engineered Products and Solutions
Adjusted EBITDA	Quarter ended
	December 31, 2011	March 31, 2012	December 31, 2011	March 31, 2012	March 31, 2011	December 31, 2011	March 31, 2012	March 31, 2012

After-tax operating income (ATOI)	$125	$35	$(32)	$10	$81	$26	$96	$155

Add:
Depreciation, depletion, and amortization	112	114	136	135	58	58	57	40
Equity loss (income)	2	(1)	3	2	—	3	1	—
Income taxes	33	(1)	(37)	(13)	33	10	49	72
Other	(43)	—	1	—	1	1	—	—

Adjusted EBITDA	$229	$147	$71	$134	$173	$98	$203	$267

Production (thousand metric tons) (kmt)	4,178	4,153	962	951

Adjusted EBITDA / Production ($ per metric ton)	$55	$35	$74	$141

Total shipments (thousand metric tons) (kmt)					470	436	472

Adjusted EBITDA/Total shipments ($ per metric ton)					$368	$225	$430

Total sales								$1,390

Adjusted EBITDA Margin								19%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.